Exhibit 4.103

SHARE SUBSCRIPTION AGREEMENT

DATED

1 MARCH, 2006

BETWEEN

CENTRINO TRADING COMPANY PRIVATE LIMITED

AND

TELECOM INVESTMENTS INDIA PRIVATE LIMITED

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) dated this 1st day of March, 2006 between:

Centrino Trading Company Private Limited, a company incorporated under the Indian Companies Act, 1956, and having its registered office at Meher Chambers, 4th & 5th Floors, R.K. Marg, Ballard Estate, Mumbai 400 038 (hereinafter referred to as “Centrino”) of the FIRST PART; AND

Telecom Investments India Private Limited, a company incorporated under the Indian Companies Act, 1956, and having its registered office at 240, Navsari Building, 1st Floor, DN Road, Mumbai 400 001 (hereinafter referred to as the “Company”) of the SECOND PART.

(Centrino and the Company are hereinafter collectively referred to as the “Parties”, and severally as the “Party”)

WHEREAS:

A.	The Company is engaged in the business of investing in securities of telecommunications companies in India.

B.	The Company is now desirous of issuing and allotting to Centrino, and Centrino is desirous of subscribing to, 1,275,426 Equity Shares, of nominal value of Rs. 10 each, on the terms and conditions more specifically set forth in this Agreement.

NOW THEREFORE, IT IS HEREBY AGREED between the Parties as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following words and expressions shall, except where the context otherwise requires, have the following meanings:

“Act” means the Companies Act, 1956 as amended from time to time, or any statutory modification or re-enactment thereof,

“Articles” means the articles of association of the Company as amended from time to time;

“Board” means the board of directors of the Company;

“Business Day” means a day on which scheduled banks are open for business in Mumbai;

“Completion” means the completion of the matters provided for in Clause 4;

“Completion Date” means the date no later than five (5) Business Days from the date on which the last of the matters specified in Clause 3 have been fulfilled or waived, as the case may be;

“Financial Year” means the financial year of the Company commencing 1 April and ending 31st March in each year;

“Equity Share Certificates” means the certificates representing the Equity Shares issued in accordance with this Agreement;

“Equity Shares” means 1,275,426 equity shares of nominal value of Rs.10 each issued by the Company to Centrino in accordance with the terms of this Agreement;

“Rupees” or “Rs.” means the lawful currency of India; and

“Subscription Amount” shall have the meaning set forth in Clause 2(a);

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	words denoting the singular shall include the plural and vice versa;

(b)	words denoting a person shall include an individual, corporation, company, partnership, trust or other entity;

(c)	heading and bold type face are only for convenience and shall be ignored for the purposes of interpretation;

(d)	references to the word “include” or “including” shall be construed without limitation;

(e)	references to this Agreement or to any other agreement, deed or other instrument shall be construed as a reference to such agreement, deed, or other instrument as the same may from time to time be amended, varied or supplemented;

(f)	a reference to any party to this Agreement or any other agreement or deed or other instrument shall include its successors or permitted assigns; and

(g)	a reference to an article, Clause, paragraph or schedule is, unless indicated to the contrary, a reference to an article, Clause paragraph or schedule of this Agreement.

2.	SUBSCRIPTION TO EQUITY SHARES

(a)	Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to issue and allot, and Centrino hereby agrees to subscribe to 1,275,426 Equity Shares, which represent 23.97% of the issued and paid up equity share capital of the Company at a par value of Rs 10 each and a premium of Rs 3,830.74 per share. Centrino shall pay to the Company a total subscription amount of Rs.4,898,579,655 (the “Subscription Amount”) for subscription towards the Equity Shares as aforesaid.

(b)	The payment of the Subscription Amount shall be effected by Centrino through wire transfer to the bank account of the Company, the details of which account shall be notified by the Company to Centrino at least three (3) Business Days prior to the anticipated Completion Date, or by such other means as may be agreed between Centrino and the Company.

3.	CONDITIONS PRECEDENT TO COMPLETION

Conditions Precedent

The obligation of the Company to issue the Equity Shares in the manner set forth in Clause 2 above shall be subject to provision by each Party of certified extract of all and any resolutions authorising each of them respectively to enter into this Agreement and sign and do all necessary acts incidental thereto.

4.	COMPLETION OF THE SUBSCRIPTION

At Completion:

(a)	Centrino shall effect the payment of the Subscription Amount towards subscription to the Equity Shares in the manner set forth in Clause 2(b);

(b)	the Company shall issue and allot 1,275,426 Equity Shares to Centrino representing 23.97% of the issued and paid up share capital of the Company and the Board shall, unless already done so, pass appropriate resolution/s to effect the issue and allotment of 1,275,426 Equity Shares to Centrino, as aforesaid; and

(c)	the Company shall issue letters of allotment or Equity Share Certificates, as the case may be, evidencing the issue and allotment of 1,275,426 Equity Shares to Centrino; in the event that letters of allotment are issued, the Equity Share Certificates representing the Equity Shares, shall be issued within the time period prescribed under the Act.

5.	DIVIDEND AND OTHER TERMS

Each Equity Share shall have the same rights with respect to dividend and voting as the existing equity shares of the Company and will rank pari passu with existing equity shares of the Company.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of the Company

The Company hereby represents and warrants to Centrino that as on the date hereof:

(a)	it is a company duly incorporated and validly existing under the laws of India and has corporate power to own its assets, conduct its business as presently conducted and to enter into, and perform its obligations under this Agreement;

(b)	this Agreement has been duly authorised and executed by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except that the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting creditors’ rights generally or the application of general principles of equity;

(c)	neither the execution or the performance of this Agreement, nor the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under any indenture, mortgage, agreement or other instrument to which the Company is a party or by which it is bound, or violate any of the terms or provisions of the Company’s Memorandum or Articles, by-laws or other governing documents or judgement, decree or order or any statute, rule or regulation applicable to the Company; and

(d)	no litigation, arbitration or administrative proceedings are pending or threatened against the Company, and no claim has been made against it, which is likely to have an adverse effect on the enforceability, performance of or compliance with its obligations under this Agreement.

6.2	Representations and Warranties of Centrino

Centrino hereby represents and warrants to the Company that as on the date hereof:

(a)	it is a company duly incorporated and validly existing under the laws of India and has corporate power to own its assets, conduct its business as presently conducted and to enter into, and perform its obligations under this Agreement;

(b)	this Agreement has been duly authorised and executed by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except that the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting creditors’ rights generally or the application of general principles of equity;

(c)	neither the execution or the performance of this Agreement, nor the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under any indenture, mortgage, agreement or other instrument to which it is a party or by which it is bound, or violate any of the terms or provisions of its organisational documents, by laws or other governing documents or judgement, decree or order or any statute, rule, regulation applicable to it; and

(d)	no litigation, arbitration or administrative proceedings are pending or threatened against it, and no claim has been made against it which is likely to have an adverse effect on the enforceability, performance of or compliance with its obligations under this Agreement.

7.	FURTHER ASSURANCE

The Parties acknowledge that:

(a)	they enter into this Agreement on the basis that they acknowledge and accept the terms hereof; and

(b)	they will procure that the terms of this Agreement will be observed.

8.	MISCELLANEOUS

8.1	Notices

(a)	All notices or other communication to be given under this Agreement shall be in writing and shall either be personally delivered or sent by registered post, courier, or facsimile transmission and shall be addressed for the attention of the persons addressed below:

If to Centrino:

Address:	Meher Chambers, 4th & 5th Floors,
R.K. Marg,
Ballard Estate,
Mumbai 400 038
Attention:	Asim Ghosh

If to the Company

Address:	Meher Chambers, 4th & 5th Floors,
R.K. Marg,
Ballard Estate,
Mumbai 400 038
Attention:	Company Secretary

(b)	Any Party may by notice change the address to which such notices and communication are to be delivered or transmitted.

(c)	A notice shall be deemed to have been served as follows:

(i)	if personally delivered, at the time of delivery;

(ii)	if sent by registered post or courier, at the time of delivery thereof to the person receiving the same; or

(iii)	if sent by facsimile transmission, in the absence of any indication that the facsimile transmission was distorted or garbled, at the time of production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient notified for the purposes of this Clause 8.1.

8.2	No Waiver

No waiver of any provision of this Agreement, or consent to any departure from it by any Party, is effective unless it is in writing. A waiver or consent will be effective only for the purpose for which it was given. No default or delay on the part of any Party in exercising any rights, powers or privileges operates as a waiver of any right, nor does a single or partial exercise of a right preclude any exercise of other rights, powers or privileges. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

8.3	Amendment

No amendment, variation, alteration or modification of this Agreement shall be effective unless made in writing and signed by all the Parties to this Agreement.

8.4	Assignment

Neither Party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement, without the prior written consent of the other Party.

8.5	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of India.

8.6	Dispute Resolution

(a)	Any and all disputes or differences between the Parties arising out of or in connection with this Agreement or its performance shall, so far as it is possible, be settled amicably between the Parties.

(b)	If after 30 days of consultation, the Parties have failed to reach an amicable settlement, any and all disputes or differences arising out of or in connection with this Agreement or its performance, shall be submitted to arbitration at the request of any Party upon written notice to that effect to the other Party and such arbitration shall be conducted in accordance with the Indian Arbitration and Conciliation Act, 1996 (the “Arbitration Act”) by a panel consisting of a sole arbitrator to be appointed in accordance with the Act.

(c)	The language of the arbitration shall be English. The venue of the arbitration shall be at Mumbai, India.

(d)	The Parties agree that the award of the arbitrators shall be final and binding upon the parties.

8.7	Severability

If any provision of this Agreement or any part thereof is declared or held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not invalidate this entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event that such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid, illegal or unenforceable provision.

8.8	No Third Party Beneficiary

Nothing expressed or mentioned in this Agreement is intended or will be construed, to give any person other than the Parties and their permitted assigns and successors any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions contained in it.

8.9	Counterparts

This Agreement is executed in counterparts by each of the Parties and each of the counterparts shall constitute an original but all of them shall constitute only one document.

IN WITNESS WHEREOF, the Parties have entered into this Agreement the day and year first above written.

CENTRINO TRADING COMPANY PRIVATE LIMITED

By:
Name:
Title:

TELECOM INVESTMENTS INDIA PRIVATE LIMITED

By:
Name:
Title: